Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of Enlivex Therapeutics Ltd. filed pursuant to Rule 462(b) of our report dated April 2, 2020 with respect to the financial statements of Enlivex Therapeutics Ltd. included in its Annual Report on Form 20-F for the year ended December 31, 2019, filed with the Securities and Exchange Commission on April 30, 2020. We also consent to the reference to our firm under the wording “Experts” in such Registration Statement.

/s/ Yarel + Partners

Yarel + Partners

Tel Aviv, Israel

February 9, 2019